Exhibit 10.12

EXECUTION VERSION

SENIOR EXECUTIVE SEVERANCE AGREEMENT

SENIOR EXECUTIVE SEVERANCE AGREEMENT, dated as of November 12, 2019 (this “Agreement”), by and between Thomas Linko (the “Executive”) and Cole Haan, LLC (the “Company”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”).

WHEREAS, the Executive is currently employed by the Company; and

WHEREAS, in order to induce the Executive to continue to provide services to the Company, the Company desires to enter into this Agreement to provide the Executive with certain payments and benefits upon the termination of the Executive’s employment under certain circumstances subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1. At-Will Employment; Termination of Employment. The Executive and the Company agree that the Executive’s employment with the Company constitutes “at-will” employment. The Executive and the Company acknowledge that this employment relationship may be terminated for any reason at any time upon not less than 30 days’ notice to the other Party (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”); provided, however, that, subject to Section 2.4(a), the Executive’s employment may be terminated immediately by the Company upon a termination of Executive’s employment for Cause. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (a) payment of any base salary earned but unpaid through the date of termination, (b) a payment equal to any earned but unpaid annual bonus for the fiscal year completed prior to the Termination Date, paid at the time when annual bonuses are paid generally to the Company’s senior executives, (c) reimbursement for any unreimbursed business expenses incurred through the Termination Date, and (d) additional vested equity compensation and other benefits (if any) in accordance with the applicable terms of applicable Company arrangements (collectively, the “Accrued Amounts”).

Section 2. Employment Termination.

2.1 Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (X) by the Company other than for Cause, death or Disability or (Y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to: (i) payments equal to one times the Executive’s annual base salary at the rate in effect immediately prior to the Termination Date, payable in equal installments on the Company’s payroll dates during the one year period following the Termination Date (the “Severance Amount”); (ii) a pro-rata bonus for the fiscal year of termination, equal to the Executive’s Target Annual Bonus Opportunity (defined below) for the year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days the Executive is employed by the Company during the applicable fiscal year prior to and including the Termination Date and the denominator of which is 365 (the “Pro-Rata Bonus”); and (iii) subject to the timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Executive’s payment of applicable premiums, reimbursement, on a monthly basis, for the excess costs of continued health benefits for the Executive and the Executive’s covered dependents (with such excess equal to the COBRA premium minus the premiums for such health benefits payable by an active employee) (the “Medical Benefit Continuation”), for one year following the Termination Date, or until such earlier date on which the Executive becomes eligible for coverage under the group health plan of a subsequent employer. For purposes of this Agreement, the “Target Annual Bonus Opportunity” means (x) 100% of the Executive’s base salary for fiscal year 2020, (y) 70% of the Executive’s base salary for fiscal year 2021, and (z) 70% of the Executive’s base salary for fiscal year 2022 and all subsequent fiscal years, unless otherwise determined by the compensation committee of the board of directors of the Company (the “Board”).

2.2 Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason Following a Change of Control. If the Executive’s employment is terminated (X) by the Company other than for Cause, death or Disability or (Y) by the Executive for Good Reason, in either case within the eighteen (18) month period following a Change of Control, then in lieu of the payments and benefits provided pursuant to Section 2.1 of this Agreement and in addition to the Accrued Amounts, the Executive shall be entitled to: (i) payments equal to one and one-half (1.5) times the Executive’s annual base salary at the rate in effect immediately prior to the Termination Date, payable in equal installments on the Company’s payroll dates during the eighteen (18) month period following the Termination Date (the “CoC Severance Amount”), (ii) a Pro-Rata Bonus, (iii) a lump sum payment equal to 100% of the Executive’s Target Annual Bonus Opportunity for the year of termination (“Change of Control Bonus”), and (iv) the Medical Benefit Continuation benefit for a period of eighteen (18) months following the Termination Date or until such earlier date on which the Executive becomes eligible for coverage under the group health plan of a subsequent employer.

2.3 Release. The Company’s obligations to pay the Severance Amount or the CoC Severance Amount, as applicable, to pay the Pro-Rata Bonus, to provide Medical Benefit Continuation and, if applicable, to pay the Change of Control Bonus, shall be conditioned upon the Executive executing and delivering to the Company a release in the form attached hereto as Exhibit A (the “Release”) and the Release becoming irrevocable within sixty (60) days following the Termination Date (the date that the Release becomes irrevocable, the “Release Effective Date”). Payments of the Severance Amount or the CoC Severance Amount, as applicable, the Medical Benefit Continuation and, if applicable, the Change of Control Bonus will be paid or commence to be paid on the first payroll date of the Company following the Release Effective Date; provided, that, if the sixty (60)-day period referred to in the preceding sentence spans two calendar years, payments shall in all cases be paid or commence to be paid on the first payroll date in the second calendar year; provided, further, that, the first payment will include any installments that would have been paid prior thereto but for this sentence. Payment of the Pro-Rata Bonus will be made at the time when annual bonuses are paid generally to the Company’s senior executives but in all cases in the fiscal year following the year of termination and no later than October 31 of such year.

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2.4 Definitions. For purposes of this Agreement, the following terms have the following meanings:

(a) “Cause” shall mean the Executive’s (i) conviction of, or a plea of nolo contendere to, a felony; (ii) material breach of any material provision of any agreement between the Company and the Executive or other Company written policy reasonably available to the Executive, and such violation is not remedied within fifteen (15) days after written notice thereof from the Company to the Executive specifically identifying the nature of such violation (to the extent such violation is cure-able); (iii) misappropriation of material assets of the Company or of any affiliate of the Company; or (iv) willful failure to perform the Executive’s material job duties (other than due to mental or physical disability or other reasons beyond the control of the Executive), which failure is not cured in all material respects within thirty (30) days after written notice from the Company which specifically identifies the manner in which the Company believes that the Executive has failed to perform. The Executive’s employment shall in no event be considered to have been terminated by the Company for Cause unless the Board has approved such termination, and prior to such approval, the Executive has been given an opportunity to appear before the Board to dispute such termination.

(b) “Change of Control” means (i) prior to a Public Offering (as defined in the Amended and Restated Agreement of Limited Partnership, dated as of February 1, 2013, by and among Calceus TopCo, L.P. and the members of Calceus TopCo, L.P. from time to time party thereto (as amended and/or restated from time to time, the “LPA”)), a Partnership Sale (as defined in the LPA) and (ii) following a Public Offering, the definition of “Change in Control” set forth in the equity incentive plan of the publicly traded entity adopted in connection with such Public Offering.

(c) “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below: (i) material diminution in the Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law) or (ii) material diminution in the Executive’s base salary or Target Annual Bonus Opportunity. The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

(d) “Disability” shall mean the inability of the Executive to have performed the Executive’s material duties due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) consecutive days (including weekends and holidays) in any three hundred and sixty-five (365)-day period as determined by the Company in its reasonable discretion.

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Section 3. Section 409A. If the Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), to the extent any amount required to be paid pursuant to Section 2 hereof constitutes “non-qualified deferred compensation” for purposes of Section 409A, payment thereof shall be delayed until the day after the first to occur of (i) the day which is six months from the Termination Date and (ii) the date of the Executive’s death, with any delayed amounts being paid in a lump sum on such date and any remaining payments being made in the normal course. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

Section 4. Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments and benefits due to the Executive upon a termination of the Executive’s employment.

Section 5. Withholding. All amounts paid to the Executive under this Agreement shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder.

Section 6. Section 280G. The Executive hereby agrees to the terms set forth in Exhibit B to this Agreement, which terms shall apply only on and after the first trading date in connection with an Initial Public Offering. For this purpose, an “Initial Public Offering” means (i) the initial bonafide underwritten public offering and sale of equity interests of the Company or any subsidiary or parent company of the Company or any successor to the Company or any subsidiary or parent company of the Company through a registration statement (other than a Form S-4 or Form S-8 or any similar or successor forms) filed with, and declared effective by, the Securities and Exchange Commission and pursuant to which such interests are authorized and approved for listing on a national securities exchange, or (ii) a direct listing of the equity interests of the Company or any subsidiary or parent company of the Company or any successor to the Company or any subsidiary or parent company of the Company on a national securities exchange.

Section 7. Miscellaneous.

7.1 Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided that the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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7.2 Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void.

7.3 Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) reputable commercial overnight delivery service courier, with confirmation of receipt or (iii) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	c/o Cole Haan, LLC 150 Ocean Road Greenland, NH 03840 Attn: General Counsel c.c. Vice President, Human Resources

If to the Executive:	At the Executive’s principal office at the Company and to the Executive’s principal residence as reflected in the records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either Party may change its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

7.4 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

7.5 Jurisdiction; Waiver of Jury Trial. The Executive agrees that jurisdiction and venue for any action arising from or relating to this Agreement or the relationship between the parties, including but not limited to matters concerning validity, construction, performance, or enforcement, shall be exclusively in the federal and state courts of the State of Delaware located in New Castle County (collectively, the “Selected Courts”) (provided, that a final judgment in any such action shall be conclusive and enforced in other jurisdictions) and further agree that service of process may be made in any matter permitted by law. The Executive irrevocably waives and agrees not to assert (i) any objection which it may ever have to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in the Selected Courts, and (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum. This Section 7.5 is intended to fix the location of potential litigation between the parties and does not create any causes of action or waive any defenses or immunities to suit. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY, TO THE EXTENT LAWFUL,

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AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

7.6 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

7.7 Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties hereto with respect to the subject matter hereof including, for the avoidance of doubt, the offer letter entered into between the Executive and the Company or any other existing severance arrangements.

7.8 Counterparts. This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

7.9 Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

7.10 General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Internal Revenue Code shall be deemed to include any successor to such Section.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Cole Haan, LLC

By:	/s/ Alex Pellegrini
Name: Alex Pellegrini
Title: Director

By:	/s/ Thomas Linko
Thomas Linko

Exhibit A

YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

Release

1. In consideration of the payments and benefits to be made under the Senior Executive Severance Agreement, dated as of November __, 2019 (the “Severance Agreement”), by and between Thomas Linko (the “Executive”) and Cole Haan, LLC (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Severance Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

A.	rights of the Executive arising under, or preserved by, this Release or Section 2 of the Severance Agreement;

B.	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.

claims for vested benefits under any qualified retirement plan or claims incurred prior to the termination date under any “welfare plan” (within the meaning of Section 3(1) of ERISA) of the Company Affiliated Group;

D.

rights to indemnification the Executive has or may have under the limited liability company agreement, certification of formation, by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

E.	rights of the Executive as a holder of any form of equity of the Company or its affiliates.

2. The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4. The Executive specifically acknowledges that the Executive’s acceptance of the terms of this Release is, among other things, a specific waiver of the Executive’s rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5. The Executive acknowledges that the Executive has been given a period of [twenty-one (21)] [forty-five (45)]1 days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, the Executive may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Amount or the CoC Severance Amount, as applicable, Pro-Rata Bonus and, if applicable, the Change of Control Bonus, or provision of the Medical Benefit Continuation (as each is defined in the Severance Agreement), but the remainder of the Severance Agreement shall continue in full force.

6. The Executive acknowledges and agrees that the Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

7. The Executive acknowledges that the Executive has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

8. The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

[1]	Applicable time period to be inserted at the time of termination.

9. The Executive acknowledges that the confidentiality provisions and other post-termination restrictions in any employment, equity compensation or other agreement between the Executive and the Company or any of its subsidiaries or affiliates will continue to apply after the Termination Date.

10. The Executive acknowledges that the severance payments and benefits the Executive is receiving in connection with this Release and the Executive’s obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

11. Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12. This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein. For the avoidance of doubt, however, nothing in this Release shall constitute a waiver of any Company Released Party’s right to enforce any obligations of the Executive under the Severance Agreement that survive the Severance Agreement’s termination.

13. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15. This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

16. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of ____________________.

Cole Haan, LLC

By:
Name:
Title:

Thomas Linko

Exhibit B

PARACHUTE TAX PROVISIONS

This Exhibit B sets forth the terms and provisions applicable to the Executive as referenced in Section 6 of this Agreement. This Exhibit B shall be subject in all respects to the terms and conditions of the Agreement.

(a) To the extent that the Executive, would otherwise be eligible to receive a payment or benefit pursuant to the terms of this Agreement or any equity compensation or other agreement with the Company or any subsidiary or otherwise in connection with, or arising out of, the Executive’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company (the “Accountants”) determines, but for this sentence would be subject to excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Excise Tax”), subject to clause (c) below, then the Company shall pay to the Executive whichever of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment (a “Full Payment”), or (2) payment of only a part of the Parachute Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

(b) If a reduction in the Parachute Payment is necessary pursuant to clause (a), then the reduction shall occur in the following order: (1) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (2) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (3) cancellation of acceleration of vesting of equity awards not covered under (2) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, acceleration of vesting of full value awards shall be cancelled before acceleration of options and stock appreciation rights and within each class such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and provided, further, that to the extent permitted by Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Executive may designate a different order of reduction.

(c) For purposes of determining whether any of the Parachute Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(d) All determinations hereunder shall be made by the Accountants, which determinations shall be final and binding upon the Company and the Executive.

(e) The federal tax returns filed by the Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his or her federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided that the Executive may delete information unrelated to the Parachute Payment or Excise Tax and provided, further that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).

(f) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not materially adversely affect the Executive but the Executive shall control any other unrelated issues. In the event that the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit a representative of the Company to accompany the Executive, and the Executive and his or her representative shall cooperate with the Company and its representative.

(g) The Company shall be responsible for all charges of the Accountants.

(h) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit B.

(i) Nothing in this Exhibit B is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void.

(j) The provisions of this Exhibit B shall survive the termination of the Executive’s employment with the Company for any reason and the termination of the Agreement.